Exhibit 1.4

Web Event to Feature Mobility Experts from Frost & Sullivan and Microsoft

Web Event Topic: ‘How Mobile Does Your CRM Need to Be?’

FOR IMMEDIATE RELEASE

Vancouver, BC — January 26, 2005 — Pivotal Corporation, a CDC Software company, and a leading CRM solution provider for mid-sized enterprises, will host: ‘How Mobile Does Your CRM Need to Be? Creating a Mobile CRM Strategy that Fits Your Business’ on Thursday, January 27, 2005 at 2:00 p.m. EST (11:00 a.m. PST). This complimentary Web event will feature mobile CRM experts from Frost & Sullivan, Microsoft Corp., Farm Credit Services of America and Pivotal.

The need for mobile CRM is growing as organizations continue to demand access to critical information in real-time — anytime, anywhere. With the emergence of more robust devices and enhanced applications, together with the reality of more dispersed sales organizations and the increasing accessibility of high speed wireless (3G) and networking (Wi-Fi), more organizations are putting mobility at the forefront of their CRM initiatives. During this complimentary Web event you’ll learn:

•	What analysts and industry watchers are predicting for the future of mobile CRM

•	What the drivers are for mobility in different vertical industries

•	What challenges companies face in implementing mobile CRM

•	What mobile CRM solutions are available

•	What best practices and processes need be considered before deploying mobile technology in your organization

•	What Microsoft is doing to advance the promise of ‘anywhere, anytime’ mobility

•	Why mobile CRM capabilities — including calendar and to-do synchronization, email synchronization, and database synchronization are popular

•	How to evaluate the right mobile solution for your organization

•	How to construct a business case for mobile CRM

•	How companies measure ROI for mobile CRM applications

Speakers:

Fred Landis, Research Director, CRM Growth Opportunities Service, Frost & Sullivan
Craig Neable, Program Manager, Developer Platform Evangelism Group, Microsoft
Jim Greufe, Vice President, Business Partner Team, Farm Credit Services of America
Bruce Kenny, Senior Vice President of Products, Pivotal Corporation

Web Event Details:

DATE: Thursday, January 27, 2005
TIME: 2:00 p.m. EST / 11:00 a.m. PST
DURATION: 60 minutes

REGISTER: http://ebroadcast.frost.com/pivotal

About Pivotal Corporation

Pivotal Corporation, a software unit of chinadotcom corporation [NASDAQ: CHINA], is a leading CRM company that is 100 percent purpose-built to serve the demanding requirements of mid-sized enterprises — a powerful, highly flexible application platform, a complete set of CRM applications, and low-cost, results-producing implementation services. Pivotal delivers software and services that are designed to produce meaningful increases in revenues, margins and customer loyalty for companies and business units in the revenue range of $100 million to $3 billion. More than 1,700 companies around the world have licensed Pivotal including: Centex Homes, Farm Credit Services of America, Premera Blue Cross, Qiagen, Sharp Electronics Corporation, and WellCare Health Plans.

Pivotal’s complete CRM software suite includes a powerful application platform and additional capabilities in contact centers, partner management and interactive selling. For more information, visit www.pivotal.com.

About chinadotcom corporation

chinadotcom corporation (NASDAQ: CHINA; Website: www.corp.china.com) is a leading integrated enterprise software and mobile applications company focused on China and internationally. The company has approximately 1,800 employees with operations in over 14 countries.

For more information about chinadotcom corporation, please visit the website http://www.corp.china.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These statements include statements relating to the future development of CRM products, including with respect to mobile applications, and are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. Factors that could cause actual results to differ materially from those anticipated in the forward looking statements include, the need to develop, integrate and deploy applications to meet customer’s requirements, the possibility of development or deployment difficulties or delays, the dependence on customer satisfaction with Pivotal’s CRM software, continued commitment to the deployment of the solution, and the risks involved in developing software solutions and integrating them with third-party software and services. Further information on risks or other factors is detailed in filings or submissions with the United States Securities and Exchange Commission made by our parent, chinadotcom corporation, including its Annual Report for the year ended December 31, 2003 on Form 20-F/A filed on July 8, 2004. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.

Press Contact:

Leslie Castellani
Pivotal Corporation
Tel: 604/699-8151
Email: lcastellani@pivotal.com

© 2005 Pivotal Corporation. All rights reserved. Pivotal is a registered trademark of Pivotal Corporation. All other trade names mentioned are trademarks and/or registered trademarks of their respective owners.